Change Healthcare Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Exhibit 10.19

Execution Version

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of February 28, 2017, is made by and between Change Healthcare, Inc., a Delaware corporation (“Change Healthcare”) and eRx Network, LLC, a Delaware limited liability company (“Connect LLC”). Capitalized terms used in this Agreement but not otherwise defined in this Agreement or in Annex A attached hereto have the meaning assigned to such terms in the Contribution Agreement.

RECITALS

WHEREAS, Change Healthcare and Connect LLC have entered into that certain Contribution Agreement, dated February 28, 2017 (the “Contribution Agreement”), by and among Change Healthcare, Connect LLC, Change Healthcare Solutions, LLC and eRx Network Holdings, Inc., a Delaware corporation (“Connect Holdings”), and related Transaction Documents with respect to the contribution by Change Healthcare Solutions, LLC of the Connect Business to Connect LLC;

WHEREAS, Change Healthcare desires to provide to Connect LLC certain transition services to support the Connect Business after the Closing, and Connect LLC desires to accept such transition services from Change Healthcare upon the terms and conditions in this Agreement; and

WHEREAS, Change Healthcare and Connect LLC (each, a “Party” and, together, the “Parties”) desire to enter into this Agreement, to be effective on the Closing Date, set forth in the Contribution Agreement.

The Parties hereto agree as follows:

ARTICLE 1

SERVICES

1.1 Services in General. Commencing on the Closing Date, Change Healthcare will provide, or cause its Affiliates or subcontractors to provide, to Connect LLC the transition services specified in the service schedules attached hereto as Exhibit A (each, a “Service Schedule” and collectively the “Service Schedules”) in accordance with and subject to the terms and conditions of this Agreement and the Service Schedule (such services are referred to, collectively, as the “Services” and each, individually, as a “Service”). Subject to Sections 1.3 and 1.4, Change Healthcare’s obligation to provide services under this Agreement is limited to the provision of the Services described in this Agreement through the end date of the service period for each Service as set forth in the Service Schedule.

1.2 Level of Services. Unless expressly set forth otherwise in the Service Schedule and subject to the terms and conditions hereof, Change Healthcare (i) will provide, or cause to be provided by its Affiliates or subcontractors, the Services in substantially the same manner, scope, content and quality standard as such or similar services were performed by Change Healthcare, its Affiliates or subcontractors for the Connect Business during the twelve (12) month period prior to

Change Healthcare Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

the Closing Date; and (ii) upon receipt of written notice from Connect LLC identifying any outage, interruption, disruption, downturn or other failure of any Service (a “Service Interruption”), shall use commercially reasonable efforts to respond, or to cause one or more of its Subsidiaries to respond, to such Service Interruption in a manner that is substantially similar to the manner in which Change Healthcare or its Affiliates responded to any Service Interruption of the same or similar services during the twelve (12) month period prior to the Closing Date. With respect to Services for which the same or similar services were not performed by Change Healthcare during the twelve (12) month period prior to the Closing Date, Change Healthcare will provide such Services, and will respond to any Service Interruption of such Services, in a commercially reasonable manner. The applicable service levels as described in this Section 1.2, including as such service level may be modified by the Parties for a particular Service as set forth in the applicable Service Schedule, are referred to herein as the “Performance Standard”. To the extent that Change Healthcare fails to meet such Performance Standard with respect to any Services notwithstanding that Change Healthcare is exercising commercially reasonable efforts, Change Healthcare will ensure that the Connect Business is not adversely discriminated against as compared to Change Healthcare’s other business units for which Change Healthcare is performing comparable services.

1.3 Omitted Services. If, at any time during the Transition Services Period, Connect LLC becomes aware of any service that had been provided in the ordinary course during the twelve (12) months prior to the Closing Date by Change Healthcare or its Affiliates or subcontractors to the Connect Business that is not included in the Service Schedule and which (a) is not provided to Connect LLC pursuant to another agreement between Change Healthcare and Connect LLC or their respective Affiliates (and that the Parties had not otherwise expressly agreed would not be provided), (b) is reasonably necessary for Connect LLC to conduct the Connect Business in substantially the same manner as during the twelve (12) month period prior to the Closing Date, and (c) has not been discontinued by Change Healthcare for all of its other business units, then upon written notice from Connect LLC and subject to (1) Applicable Law, (2) any applicable restrictions in third-party agreements to which Change Healthcare is a party, and (3) Change Healthcare’s internal policies and procedures (so long as such policies and procedures are not implemented by Change Healthcare for the purpose of or to have the effect of (except to the extent such effect is a result of Connect LLC being a bad actor) disproportionately discriminating against Connect LLC), the Parties shall negotiate in good faith an amendment to the Service Schedules in order to address the terms for such service as a “Service” provided under this Agreement (such Service, an “Omitted Service”), including negotiating the applicable Service Fees, which will be established on a time and materials basis at Change Healthcare’s standard rates then in effect for such services or such other amounts mutually agreed upon in writing by the Parties. If Change Healthcare has not notified Connect LLC of the discontinuation of a service that it provides for all of its other businesses, and such discontinuation would disproportionately affect the Connect Business as operated prior to the Closing compared to Change Healthcare’s other businesses, subsection (c) of this Section 1.3 will not be a basis for not providing such Omitted Service under this Agreement.

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1.4 Project Managers.

1.4.1 Each Party has designated an initial project manager identified on Exhibit B (each, a “Project Manager”) who will (a) serve as such Party’s primary representative under this Agreement, (b) have overall responsibility for managing and coordinating the performance of such Party’s obligations under this Agreement and be responsible for the day-to-day implementation of this Agreement, including attempted resolution of any issues that may arise during the performance of any Party’s obligations hereunder for each of the Services, (c) be authorized to act for and on behalf of such Party with respect to all matters relating to this Agreement, and (d) will provide guidance on the steps the Parties shall take to cooperate in the transition, separation and migration of the Services. Generally, requests by Connect LLC relevant to the Services will be made by Connect LLC’s Project Manager to Change Healthcare’s Project Manager; however, the foregoing provision will not limit either Party’s ability to communicate with the other Party’s relevant contact person(s) with respect to any particular Service. Either party’s Project Manager may from time to time designate a substitute of commensurate skills and experience by notice to the other Party to fulfill such Project Manager’s responsibilities during any periods of unavailability. The designated Project Manager may be removed or replaced from time to time by the TSA Steering Committee members of the applicable Party.

1.4.2 In the event of any material dispute between the Parties relating to the Services or this Agreement that is not resolved by the Project Managers within five (5) days, the Project Managers may escalate the dispute to the TSA Steering Committee. The failure of the TSA Steering Committee to resolve a dispute pursuant to this Section 1.4.2 shall not relieve a Party hereto of its obligations hereunder and will not limit any Party’s rights or remedies under this Agreement.

1.5 Steering Committee. A TSA governance structure with functional service teams, Project Managers and an oversight steering committee shall be established as outlined in Exhibit B. Each Party will designate three representatives to serve on a committee (the “TSA Steering Committee”), which will resolve matters brought before it by the Project Managers. One representative designated by each Party shall be an executive-level officer of such party (the “Executive Sponsor”) and each Executive Sponsor shall serve as a co-chairman of the TSA Steering Committee. The initial TSA Steering Committee members and Executive Sponsor are identified on Exhibit B. The TSA Steering Committee shall meet monthly, or at such time as mutually agreed upon by the parties and at such place as mutually agreed upon by the parties.

1.6 Cooperation. The Parties agree to reasonably cooperate with each other in good faith in connection with the provision and receipt of the Services. Connect LLC will provide Change Healthcare with such assistance and cooperation as is reasonably necessary in order for Change Healthcare or its subcontractors or Affiliates to timely perform the Services and such other assistance and cooperation as Change Healthcare may reasonably request (collectively, “Cooperation”). Change Healthcare will have no liability for any failure to perform (or to timely perform) its obligations to the extent such failure solely results from Connect LLC’s failure to provide Cooperation, and Change Healthcare’s failure in such circumstances will not be deemed a breach of this Agreement.

1.7 Affiliates and Subcontractors. In providing the Services, Change Healthcare may use personnel of Change Healthcare and/or its Affiliates, and/or engage the services of other third parties to provide or assist Change Healthcare (or its Affiliates) in the provision of the Services. Change Healthcare will remain responsible for any Services performed by its Affiliates or such other third parties and Change Healthcare’s use of an Affiliate or other subcontractor will not relieve Change Healthcare of its obligations under this Agreement. The use of an unrelated new

Change Healthcare Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

third-party (other than an Affiliate of Change Healthcare) to provide a Service, who had not previously provided an applicable Service to the Connect Business prior to Closing, shall require Connect LLC’s consent (including directly entering a HIPAA-compliant business associate agreement with Connect LLC if necessary), such consent not to be unreasonably withheld.

1.8 Limitations on Change Healthcare’s Obligations.

1.8.1 Notwithstanding anything herein to the contrary, at no time during the Transition Services Period shall Change Healthcare be required to continue performing an existing Service if doing so would require Change Healthcare to (a) violate any Applicable Law or Change Healthcare internal compliance policies or procedures (so long as such policies and procedures are not implemented by Change Healthcare for the purpose of or to have the effect of (except to the extent such effect is a result of Connect LLC being a bad actor) disproportionately discriminating against Connect LLC) or (b) breach any contract by which Change Healthcare is bound; provided, however, that Change Healthcare will undertake good faith, commercially reasonable efforts, with Connect LLC’s reasonable cooperation, to obtain any third-party consents, licenses, sublicenses, or approvals necessary to permit Change Healthcare to continue to perform, or otherwise continue to make available to Connect LLC, the Services set forth in this Agreement. If, despite such efforts, a third-party refuses to provide such necessary consent or the Parties are unable to correct such violation of Applicable Law or Change Healthcare internal compliance policies or procedures, then Change Healthcare and Connect LLC shall cooperate in good faith to obtain substitute services that Connect LLC deems appropriate (“Substitute Services”). Unless the violation of Applicable Law, internal compliance policy or breach of contract arose as a result of the increase in the level of use of such Service (as contemplated by Section 1.8.2), Change Healthcare will be responsible for any portion of the reasonable cost of any Substitute Service that is in excess of the Service Fee assigned to the suspended Service in the applicable Service Schedule being replaced by the Substitute Service.

1.8.2 In addition to and without limiting the foregoing, if at any time following the commencement of a particular Service, in order to accommodate a material increase in Connect LLC’s use of any Service beyond the level of use of such Service by Connect LLC (a) during the twelve (12) month period immediately prior to the Closing Date or (b) as originally contemplated by the applicable Service Schedule as determined by the TSA Steering Committee (arising, for example, as a result of a change in the manner in which the Connect Business is being conducted by Connect LLC after the Closing Date), the performance of such Service at the increased level of demand requires Change Healthcare and its Affiliates to (i) significantly increase staffing for the Service, (ii) engage in significant capital expenditures, or (iii) obtain any significant additional third-party licenses, permits or consents (other than renewals of any preexisting licenses, permits or consents), or any significant software, technology, equipment or other goods, services or materials (clauses (i) to (iii), collectively, “Additional Requirements”) and the cost of such Additional Requirement is material and had not been previously identified in the Service Schedule (whether specifically or generally), then Change Healthcare may so inform Connect LLC’s Project Manager, and if Connect LLC does not agree to pay actual costs for such Additional Requirements (with the Parties consulting with each other on ways to minimize such costs), Change Healthcare will be excused from its obligation to perform the applicable Services for which such Additional Requirements are required and Connect LLC may secure Substitute Services at its discretion and at its sole cost. If the Parties determine that Change Healthcare shall undertake the Additional

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Requirement, then such Additional Requirement and the Service Fees therefor, shall be documented in an amendment to the applicable Service Schedule, and the Additional Requirement shall be deemed a part of the “Services” provided under this Agreement as of the date of such amendment, subject to the terms and conditions of this Agreement. For the avoidance of doubt, an increased level of demand resulting solely from the ordinary course expansion of the volume or the geographic scope of the Connect Business (such as ordinary-course increases in headcount, customers, supplier relationships and transaction volumes) shall not excuse Change Healthcare from its obligation to provide the Services in accordance with the Performance Standards set forth in Section 1.2 and the applicable Service Schedule.

1.9 Third-Party Licenses. With respect to any third-party licenses or services made available to Connect LLC or its Affiliates in connection with any Services, Connect LLC and its Affiliates agree to comply with the terms applicable to such license(s) and/or service(s) to the extent provided to its Project Manager in advance. Connect LLC will be responsible for any additional fees imposed by any such third-party related to Services provided during the term of this Agreement as a result of any breach of such terms by Connect LLC or its Affiliates to which its Project Manager was made aware of such terms in advance and Connect LLC shall indemnify Change Healthcare pursuant to Section 6.1 for any Damages arising from Connect LLC or its Affiliates’ failure to so comply with such terms to which its Project Manager was made aware of such terms in advance.

1.10 Exit Transition Services. Prior to termination of any Service and in addition to the Services set forth herein, at Connect LLC’s reasonable request, Change Healthcare shall provide such assistance and transition services as are reasonably required in order to transition such Services to another third-party service provider or to Connect LLC (“Exit Transition Services”). The TSA Steering Committee will review plans for Exit Transition Services prepared jointly by the operations teams of both Parties and approve a proposed timeline for transitioning each of the Services to Connect LLC to new service providers. The parties will use commercially reasonable efforts to ensure that such separation timelines are met. Each Party will provide the other Party in a timely fashion all reasonably relevant information, policies, procedures, methods of operation and other data requested to effect the transition or migration of such Service to Connect LLC or a third party service provider, including but not limited to (i) an electronic copy in the then-current format of all Connect LLC Data that is in Change Healthcare’s possession related to the terminated Service, (ii) a written description of processes and procedures used by Change Healthcare in connection with the provision of such terminated Services to the Connect Business to the extent such descriptions exist, (iii) a written description of all system documentation, architecture diagrams and business process diagrams for the systems, processes and controls used in the Connect Business to the extent such descriptions exist, and (iv) written training and onboarding materials used in the Connect Business to the extent such materials exist. In addition, Change Healthcare will, upon Connect LLC’s reasonable request, promptly make available knowledgeable Change Healthcare personnel for knowledge transfer and discussion with respect to the Services and the processes, procedures and systems used in the provision of the Services. Each Party will use commercially reasonable efforts to obtain consents for services, systems and software required to complete the Exit Transition Services. Upon Connect LLC’s reasonable request, for shared information technology agreements with third-parties which were not included in the Connect Assets where the vendor will, upon request, divide the license, Change Healthcare and Connect LLC shall work together and exercise commercially reasonable efforts to cause the portions of

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such licensed units that have been primarily used by the Connect Business to be assigned to Connect LLC under an enterprise or other agreement with the relevant information technology vendor. For the avoidance of doubt, entry into a new enterprise or other agreement with such vendor shall be the responsibility of Connect LLC; provided that, Change Healthcare shall provide requisite assistance as is reasonably requested by Connect LLC in securing such new agreement at no additional charge.

ARTICLE 2

PAYMENTS

2.1 Service Fees and Expenses. Connect LLC will pay to Change Healthcare the fees and/or pass through costs specified for each Service rendered as set forth on the Service Schedule (“Service Fees”). Except as expressly set forth in the Service Schedule, the indicated Service Fees are calculated for Change Healthcare to provide the Services at cost, consistent with Change Healthcare’s historical cost accounting practices consistently applied, with third-party expenses and license fees, facilities and manpower costs and Transfer Taxes, if any, factored into the quoted Service Fee on a pass-through basis, as applicable. To the extent that Connect LLC directly pays a third-party the actual costs for any pass-through items, any Service Fees that were calculated assuming that Change Healthcare would be paying such costs shall be adjusted accordingly. Except as expressly set forth in this Agreement, all Service Fees are nonrefundable. Change Healthcare will be entitled to reimbursement for any reasonable out-of-pocket travel-related additional costs or expense for transportation, accommodations or other travel-related expenses, where such travel has been pre-approved by Connect LLC and incurred in connection with the performance of the Services. Such travel-related expenses will follow Change Healthcare’s then-current corporate travel policy. If Change Healthcare agrees to provide any services other than the Services described in the initial Service Schedules, such Omitted Services will be provided on a time and materials basis at Change Healthcare’s standard rates then in effect for such services or such other amounts mutually agreed upon in writing by the Parties, with fees and expenses therefor invoiced by Change Healthcare to Connect LLC on a monthly basis and paid in accordance with this Article 2.

2.2 Separation Expenses. To the extent that Change Healthcare provides Exit Transition Services hereunder, Change Healthcare acknowledges that, except as otherwise provided herein or in a Service Schedule, such steps related to the segregation of Connect LLC Data and any employee, customer and user data, software (including source and object code), technology, documentation, and other information and materials residing on Change Healthcare’s networks and systems that constitute Connect Assets shall be undertaken at Change Healthcare’s own cost, including with respect to any third-party costs (it being understood that, notwithstanding the foregoing, the cost associated solely with the migration and integration of any Services from Change Healthcare to Connect LLC or a third-party appointed by Connect LLC, namely those Services relating to the building and implementation necessary for Connect LLC to operate as a stand-alone business (e.g., the creation of new or modified systems with all data necessary to run transitioned Connect LLC Systems, data conversion, configuration management, porting of data from Change Healthcare to Connect LLC in Connect LLC’s required format) shall be paid by Connect LLC).

Change Healthcare Inc. has requested confidential treatment of this registration statement and associated correspondence

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2.3 Payment Terms. On or after the last day of each calendar month, Change Healthcare will invoice Connect LLC for the Service Fees and reimbursable expenses due under this Agreement for the Services rendered during such month, provided, that failure to timely invoice will not preclude later invoicing and collection of amounts payable. Connect LLC will pay the invoiced amounts within forty-five (45) days of receipt of the invoice, except for amounts subject to a bona fide and good faith dispute with respect to which Connect LLC has provided written notice to Change Healthcare, including a detailed description of the basis for the dispute, prior to the date such amounts were due (a “Dispute”). Payment will be made by wire transfer of immediately available funds to an account specified in writing by Change Healthcare.

2.4 Transfer Taxes. The Service Fees are exclusive of any sales, use, excise, value-added or similar taxes that are imposed on the provision of the Services by any federal, state, municipal, or other U.S. or foreign taxing authority (“Transfer Taxes”). Change Healthcare will separately list any such taxes on the applicable invoices and Connect LLC will be responsible for and pay such taxes. Change Healthcare shall take commercially reasonable actions to cooperate with Connect LLC in obtaining any refund, return, rebate, or the like of any Transfer Tax, including by filing any necessary exemption or other similar forms, certificates, or other similar documents, in each case only to the extent that Change Healthcare is legally entitled to do so. Connect LLC shall promptly reimburse Change Healthcare for any out-of-pocket costs incurred by Change Healthcare in connection with Connect LLC obtaining a refund, return, rebate, or the like of any Transfer Tax. If Change Healthcare receives any refund (whether by payment, offset, credit or otherwise), or utilizes any overpayment, of Transfer Taxes, then Change Healthcare shall promptly pay, or cause to be paid, to Connect LLC the amount of such refund or overpayment (including, for the avoidance of doubt, any interest or other amounts received with respect to such refund or overpayment), net of any additional taxes that Change Healthcare incurs as a result of the receipt of such refund or such overpayment. For the avoidance of doubt, any applicable gross receipts-based or income-based taxes in respect of the Service Fees shall be borne by Change Healthcare.

2.5 Late Payments. Change Healthcare may assess a late payment fee on any invoiced amount that is not paid when due (except to the extent subject to a Dispute), at the lesser of (i) a rate of 1.5% per month and (ii) the highest rate then permitted by Applicable Law, from and after the date on which the invoice first became overdue.

ARTICLE 3

PROPRIETARY RIGHTS

3.1 Ownership. This Agreement and the performance of this Agreement will not affect the ownership of any Intellectual Property Right allocated in any other Transaction Document. Neither Party will gain, by virtue of this Agreement, any rights of ownership of any Intellectual Property Right owned by the other Party without the mutual written agreement of the Parties. Subject to the foregoing, (a) to the extent any financial and accounting data is newly created on behalf of Connect LLC pursuant to a Service provided hereunder, such data shall be owned by Connect LLC and (b) to the extent any Services involve custom engineering or software developed exclusively for the use of Connect LLC, Connect LLC shall hereby be assigned ownership in the Intellectual Property Right for such work product. For the avoidance of doubt, for purposes of this Agreement, the term Intellectual Property Right shall also include any Derivative Work and all goodwill associated with any Intellectual Property Right or Derivative Works.

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3.2 License to Change Healthcare. During the Transition Services Period (defined in Section 8.1), Connect LLC hereby grants to Change Healthcare a worldwide, nonexclusive, royalty-free, fully paid-up, non-transferable, non-sublicensable (except to Change Healthcare’s Affiliates and Change Healthcare’s and its Affiliates’ subcontractors performing hereunder on Change Healthcare’s behalf) license to modify, reproduce and use the Echo Connect Products and Connect LLC’s Intellectual Property Rights only to the extent reasonably necessary and solely for the purpose of performing the Services for Connect LLC hereunder. Except as otherwise expressly provided in the Service Schedule, nothing in this Agreement will be deemed to grant or extend, directly or by implication, estoppel or otherwise, any right or license with respect to any Intellectual Property Right of Change Healthcare or any third-party.

3.3 Developed Intellectual Property. In the event any of the Services require or involve the development or creation of Intellectual Property Rights by Change Healthcare employees, agents, subcontractors or other representatives, whether independently or jointly with Connect LLC (“Developed Intellectual Property”), Change Healthcare and Connect LLC shall enter into one or more statements of work substantially in the form attached hereto as Exhibit C with respect to the scope, ownership, confidentiality and permitted uses of such Developed Intellectual Property.

ARTICLE 4

CONFIDENTIALITY

4.1 Definition. “Confidential Information” means information or material disclosed or made available by one party (“Discloser”) to the other Party (“Recipient”) in connection with the performance of, or matters related to, this Agreement, including information or material about the Discloser’s or any third-party’s business, products, technologies, strategies, advertisers, financial information, operations or activities, whether verbally, in writing or otherwise, that has been designated as confidential or that, given the nature of the information or material and/or the circumstances surrounding its disclosure, should reasonably be considered by the Recipient to be confidential information of the Discloser.

4.2 Restrictions; Exceptions. Recipient will (and will cause its Affiliates who receive such Confidential Information to) maintain in confidence Confidential Information and will not disclose Confidential Information to any third-party (other than its employees, agents or subcontractors who have a need to know and who have agreed in writing to obligations as protective of Confidential Information as set forth herein or have a duty of confidentiality) or use or accumulate Confidential Information for any purpose other than performance of this Agreement. For the avoidance of doubt, the terms of this Agreement will be deemed Confidential Information of both parties, but may be shared by the Parties and each stockholder of Connect Holdings (a “Stockholder”) (i) to the extent required in order to comply with reporting obligations to their direct or indirect partners, members, or other equityholders (including the employees and professional advisors of such equityholders) who have agreed (subject to customary exceptions) to keep such information confidential, (ii) to persons who have expressed

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a bona fide interest in becoming limited partners, members or other equityholders in a Stockholder or its related investment funds, in each case who have agreed to keep such information confidential, (iii) to the extent necessary in order to comply with any law, order, regulation, ruling or stock exchange rules applicable to a Stockholder, (iv) as may be required in connection with a registered offering, and (v) to any proposed Permitted Transferee (as defined in the Connect Holdings Stockholders Agreement) of a Stockholder or any proposed Transferee (as defined in the Connect Holdings Stockholders Agreement) in any Transfers (as defined in the Connect Holdings Stockholders Agreement) of Company Shares (as defined in the Connect Holdings Stockholders Agreement) in compliance with the Connect Holdings Stockholders Agreement. Notwithstanding the foregoing: (a) the foregoing restrictions on Confidential Information will not apply as to any information or material (i) that the Recipient can demonstrate was in the Recipient’s possession prior to the disclosure or making available thereof by Discloser (provided, that this exception will not apply with respect to information in the possession of Change Healthcare or its Subsidiaries or Affiliates prior to the Closing and related to the Connect Business), (ii) that is or subsequently becomes generally available to the public other than through a breach of this Agreement by Recipient, or (iii) that is independently developed by Recipient without use of or reference to the Confidential Information of the Discloser; and (b) Recipient will be permitted to disclose Confidential Information to the extent required (i) by Applicable Law (including, for this purpose, disclosures Recipient reasonably determines are required by the rules and regulations of the Securities and Exchange Commission or any stock exchange in which such Recipient or its Affiliates are then-listed), governmental regulation or legal process, provided, that, unless otherwise prohibited by Applicable Law, Recipient will (x) provide prompt written notice to Discloser of any such required disclosure and (y) provide timely opportunity for review and reasonable consultation and cooperation with Discloser in connection with any submission (or any decision or efforts with respect thereto) of materials to any applicable governmental or regulatory authority or other third-party which seeks to contest, limit or seek confidential treatment with respect to such required disclosure, and (ii) to enforce any rights or remedies under this Agreement. The Parties agree that, for purposes of the foregoing, reasonable consultation and cooperation will include the acceptance and incorporation of any reasonable requests or comments made by Discloser in connection with any submission of such materials and any responses or correspondence with any applicable governmental or regulatory authority or other third-party in connection therewith.

4.3 Length of Obligation. Recipient’s obligation under Section 4.2 with respect to any Confidential Information will continue in perpetuity subject to the terms and conditions set forth therein. At Discloser’s request, Recipient will return or destroy, and certify the return or destruction of, all Confidential Information (including any summaries or analyses thereof) in the Recipient’s possession.

4.4 Access to Systems.

4.4.1 Without limitation of this Article 4, Confidential Information of Change Healthcare includes all employee, customer and user data, software (including source and object code), technology, documentation, and other information and materials residing on Change Healthcare’s networks and systems to which Connect LLC may have access in connection with receiving the Services described in the Service Schedules (the “Change Healthcare Systems”). Connect LLC will comply with all policies and procedures of Change Healthcare in connection

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with any access to or use of any Change Healthcare Systems. Connect LLC will not (i) render any Change Healthcare Systems unusable or inoperable, or otherwise interfere with or impede Change Healthcare’s or its Affiliates’ use of or access to any Change Healthcare Systems; (ii) take possession of or exclude Change Healthcare or its Affiliates from any Change Healthcare Systems; or (iii) otherwise impede or interfere with Change Healthcare’s or its Affiliates’, or their employees’, Customers’ or end users’, businesses. Connect LLC will not access or use or attempt to access or use any Change Healthcare Systems, or any information or materials residing on any Change Healthcare Systems, except to the extent expressly authorized in writing by Change Healthcare or expressly required to receive the Services described in the Service Schedules. Without limitation of the foregoing, Connect LLC will cease all access to and use of the Change Healthcare Systems and any information or materials residing on any Change Healthcare Systems immediately upon expiration or termination of the Services described in the Service Schedules.

4.4.2 Without limitation of this Article 4, Confidential Information of Connect LLC includes all Connect LLC Data, including but not limited to employee, Customer and user data, software (including source and object code), technology, documentation, and other information and materials residing on Connect LLC’s networks and systems to which Change Healthcare may have access in connection with providing the Services described in the Service Schedule (the “Connect LLC Systems”). Change Healthcare will comply with all policies and procedures of Connect LLC in connection with any access to or use of any Connect LLC Systems, as applicable. Except as reasonably required to provide the Services and with reasonable notice to Connect LLC, Change Healthcare will not (i) render any Connect LLC Systems unusable or inoperable, or otherwise interfere with or impede Connect LLC’s or its Affiliates’ use of or access to any Connect LLC Systems; (ii) take possession of or exclude Connect LLC or its Affiliates from any Connect LLC Systems; or (iii) otherwise impede or interfere with Connect LLC’s or its Affiliates’, or their employees’, Customers’ or end users’, businesses. Change Healthcare will not access or use or attempt to access or use any Connect LLC Systems, or any information or materials residing on any Connect LLC Systems, except to the extent expressly authorized in writing by Connect LLC or expressly required to provide the Services described in the Service Schedules. Without limitation of the foregoing, Change Healthcare will cease all access to and use of the Connect LLC Systems and any information or materials residing on any Connect LLC Systems immediately upon expiration or termination of the Services described in the Service Schedules.

4.5 Confidentiality Agreements. Change Healthcare shall cause each employee, independent contractor or subcontractor that provides Services hereunder, or that otherwise has access to the Connect LLC Systems or the Connect LLC Data, to execute a Confidentiality and Non-Disclosure Agreement in substantially the form attached hereto as Exhibit D, which shall (i) ensure that any such access by such person to the Connect LLC Systems shall be used by such person only for the purposes contemplated by, and subject to the terms of, this Agreement and (ii) prohibit any disclosure of Connect LLC Data, information concerning the Connect LLC Systems or other Confidential Information of Connect LLC of which such person had knowledge prior to the Closing, or has or will have access to, or with respect to which such person becomes aware, in the course of such person’s participation in the provision of Services hereunder. At Closing, Change Healthcare shall provide to Connect LLC a list of employees, independent contractors and subcontractors that have executed a Confidentiality and Non-Disclosure Agreement in accordance with this provision, and shall provide to Connect LLC an updated list from time to time during the Transition Services Period or at any time upon the request of Connect LLC.

Change Healthcare Inc. has requested confidential treatment of this registration statement and associated correspondence

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4.6 Privacy and Data Security. Each Party shall comply with all applicable state, federal and foreign privacy and data protection laws that are or that may in the future be applicable to the provision of the Services under this Agreement and any additional data protection requirements set forth in the Service Schedules with respect to each Service. Change Healthcare shall use commercially reasonable efforts to employ up-to-date administrative, physical, and technical safeguards designed to prevent unauthorized collection, access, disclosure, and use of Connect LLC Data while in its custody no less than commensurate with the level of safeguards employed in the Connect Business during the twelve (12) month period prior to Closing.

4.7 Business Associate Agreements. At or prior to the Closing, Change Healthcare and Connect LLC will execute a HIPAA-compliant business associate agreement in substantially the form attached hereto as Exhibit E, which shall govern the use and disclosure of Protected Health Information, as such term is defined by the applicable HIPAA privacy regulations, between the Parties. In addition, at any time during the Transition Services Period, at the request of a Party, the other Party shall cause any of its Affiliates to execute one or more additional HIPAA-compliant business associate agreements or other similar agreements of confidentiality to the extent reasonably required by Applicable Law or any Customer or other third-party in connection with the Services performed hereunder.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1 Limited Warranties. Change Healthcare represents and warrants that it will provide the Services in accordance with the Performance Standards set forth in Section 1.2.

5.2 Mutual Representations and Warranties. Each party represents and warrants to the other Party that: (a) it is duly organized and validly existing under the laws of the jurisdiction in which it was organized and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and the person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; (c) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with the Agreement’s terms; and (d) the execution, delivery and performance by it of this Agreement will not violate its organization documents.

5.3 Warranty Disclaimers. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 5.1 OR SECTION 5.2, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES REGARDING THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OR IMPLIED WARRANTIES ARISING OUT OF COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

Change Healthcare Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

ARTICLE 6

INDEMNIFICATION

6.1 Indemnification.

6.1.1 Connect LLC hereby agrees to indemnify and hold harmless Change Healthcare and any other third-party providers of Services and their respective directors, officers, employees, Affiliates, agents and representatives and their successors and assigns (the “Change Healthcare Indemnitees”) from and against any and all third-party claims brought against the Change Healthcare Indemnitees for damages, losses or expenses (including reasonable attorneys’ fees and expenses and any other expenses reasonably incurred in connection with investigating, prosecuting or defending any claim, action, proceeding or investigation), other than taxes (“Damages”) asserted against or incurred by any of the Change Healthcare Indemnitees as a result or arising out of the Services supplied by any of the Change Healthcare Indemnitees pursuant to this Agreement, but only to the extent such Damages result from or arise out of fraud, gross negligence or willful misconduct by any of the Connect LLC Indemnitees.

6.1.2 Change Healthcare hereby agrees to indemnify and hold harmless Connect LLC and its directors, officers, employees, Affiliates, agents and representatives and their successors and assigns (the “Connect LLC Indemnitees”) from and against any and all third-party claims brought against the Connect LLC Indemnitees for Damages asserted against or incurred by any of the Connect LLC Indemnitees as a result or arising out of the Services supplied by any of the Change Healthcare Indemnitees pursuant to this Agreement, but only to the extent such Damages result from or arise out of fraud, gross negligence or willful misconduct by any of the Change Healthcare Indemnitees.

6.2 Exclusive Remedy. Without limitation to the termination rights under this Agreement, the indemnification provisions of this Article 6 shall be the exclusive remedy for money damages for third-party claims arising under this Agreement (it being understood that nothing in this Section 6.2 shall be construed as limiting the right of a party to make a claim for direct damages for a breach of this Agreement by the other Party).

6.3 Indemnification Process. In the event that any written claim or demand for which an indemnifying party (the “Indemnifying Party”) may have liability to any indemnified party (the “Indemnified Party”) hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, the Indemnified Party shall notify the Indemnifying Party of such claim promptly (by notice to Connect LLC in the case of indemnification claimed under Section 6.1(a) and by notice to Change Healthcare in the case of indemnification claimed under Section 6.1(b)). Notwithstanding the foregoing, the Indemnified Party’s failure to so notify the Indemnifying Party shall not preclude it from seeking indemnification hereunder except to the extent such failure materially prejudices the Indemnifying Party’s ability to defend as provided herein (in which event the Indemnified Party’s right to indemnity will be reduced equitably to reflect such material prejudice). The Indemnifying Party shall promptly following notice of the claim from the Indemnified Party (but in any case no less than ten (10) Business Days before the due date for the answer or response to a claim) notify the Indemnified Party of its desire to defend such claim. In the event the Indemnifying Party so notifies the Indemnified Party, the Indemnifying Party shall have the right to defend such claim at its own expense and by counsel

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of its own choosing reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party states in such notice that the Indemnifying Party will, and thereby covenants to, indemnify, defend and hold harmless the Indemnified Party from and against the entirety of any and all Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by such claim, (ii) such claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (iii) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of such claim, (iv) such claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement action, and (v) such claim is not in respect of Taxes of the Indemnified Party. If the Indemnifying Party elects to, and is able to, defend such claim, the Indemnified Party may participate at its own expense in the defense of such claim by counsel of its own choosing. Notwithstanding the foregoing, the Indemnified Party shall be entitled to direct or control the defense of such claim if (x) the Indemnified Party waives all right to indemnification it may have in respect of such claim under this Article 6 or (y) the Indemnifying Party elects not to defend against such claim or elects to defend against such claim but fails to vigorously defend such claim thereafter. Unless the Indemnified Party has assumed the defense of a claim, the Indemnifying Party shall have the authority on behalf of the Indemnified Party to settle any such claim (with the Indemnifying Party being responsible for all costs and expenses of such settlement); provided that the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) shall be required unless (1) such settlement releases the Indemnified Party from all liabilities and obligations with respect to such claim, (2) such settlement shall not permit any order, injunction or other equitable relief to be entered, directly or indirectly, against the Indemnified Party, and (3) there is no admission by the Indemnified Party of any liability or of any violation of Applicable Law. Each of the Indemnifying Party and the Indemnified Party shall cooperate, and cause its Affiliates to cooperate, in the defense of any claim. No settlement of any claim may be made by the Indemnified Party without the consent of the Indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned).

ARTICLE 7

LIMITATION OF LIABILITY

EXCEPT TO THE EXTENT ARISING FROM OR RELATING TO BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS, INCLUDING SECTION 4.4 OF THIS AGREEMENT, OR LIABILITY ARISING UNDER A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, (A) NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY OR OTHER SIMILAR TYPE OF DAMAGES WHATSOEVER (INCLUDING LOSS OF PROFITS, BUSINESS INTERRUPTIONS AND CLAIMS OF CUSTOMERS), EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND (B) EACH PARTY’S AGGREGATE LIABILITY ARISING OUT OF THIS AGREEMENT WITH RESPECT TO ANY SERVICE PROVIDED HEREUNDER WILL NOT EXCEED THE AGGREGATE AMOUNT OF FEES PAID AND PAYABLE UNDER THIS AGREEMENT WITH RESPECT TO SUCH SERVICE. THE FOREGOING LIMITATION ON LIABILITY WILL NOT APPLY TO, AND WILL BE IN ADDITION TO, ANY FEES PAYABLE

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HEREUNDER. THE PARTIES EXPRESSLY ACKNOWLEDGE THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN OR IN THE CONTRIBUTION AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, NEITHER PARTY MAY BRING ANY CLAIM UNDER ANY PROVISION OF THE CONTRIBUTION AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS WITH RESPECT TO ANY CLAIM ALLEGING THAT CHANGE HEALTHCARE HAS BREACHED ANY TERM OF THIS AGREEMENT.

ARTICLE 8

TERM AND TERMINATION

8.1 Term of this Agreement. Unless terminated sooner as set forth herein, this Agreement will commence on the Closing Date and will continue in effect until the earlier of (a) thirty-six (36) months from the Closing Date, (b) the day the applicable service periods for all Services have expired or been terminated, or (c) ten (10) days after the day Connect LLC has provided written notice to Change Healthcare that Change Healthcare’s provision of the Services is no longer required, unless a longer notice period is specified on the Service Schedule (such period, the “Transition Services Period”). Notwithstanding the foregoing, Connect LLC may, in its sole discretion, elect to extend the Transition Services Period for one or more additional twelve (12) month periods with respect to any or all Services upon written notice to Change Healthcare not less than thirty (30) days prior to the end of the then current Transition Services Period, in each case up to a maximum Transition Services Period of seventy-two (72) months from the Closing Date, following which date Change Healthcare may only be required to provide Exit Transition Services for a period not to exceed one hundred eighty (180) days solely for the purposes of the separation, migration and transition of the Services to Connect LLC itself or to a third-party service provider selected by Connect LLC, unless otherwise agreed to in writing by Change Healthcare. Existing Service Fees for such Service will continue for any extension period.

8.2 Termination of Service by Connect LLC. Except as otherwise set forth on the Service Schedules, Connect LLC may, upon thirty (30) days’ written notice to Change Healthcare, terminate or reduce the quantity of a Service prior to the end date of the Transition Services Period for such Service. In the event of such termination or reduction of a Service, Change Healthcare will not charge Connect LLC such portion of the monthly Service Fees (or will refund to Connect LLC such portion of the monthly Service Fees, if pre-paid) for the terminated Service as is determined by a pro-rata per day calculation or other mutually accepted method for the days remaining in the then-current month after the effective date of the termination or reduction of the Service; provided, however, that Connect LLC shall be obligated to pay to Change Healthcare any portion of the monthly Service Fees in such then-current month to the extent that such Service Fees relate to non-cancellable or non-refundable costs incurred by Change Healthcare and its Affiliates in connection with providing the Services. For the avoidance of doubt, Connect LLC’s termination of a Service shall not relieve Change Healthcare of its obligations to perform all other Services still in effect. Without limiting the foregoing, if Change Healthcare fails to provide a Service hereunder, or the quality of a Service is not in accordance with the Performance Standards required by Section 1.2, and such failure has not been resolved to Connect LLC’s reasonable satisfaction pursuant to Section 1.4.2, then Connect LLC will provide Change Healthcare written notice thereof. Change Healthcare will then have

Change Healthcare Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

fifteen (15) days to dispute or cure the defective Service. If Change Healthcare fails to dispute or cure the defective Service within fifteen (15) days after receipt of such written notice, then during the thirty (30) days thereafter, the Parties shall use commercially reasonable efforts to agree upon a resolution to such defect. If the Parties are unable to agree to a resolution during such thirty (30)-day period, then Connect LLC may exercise the rights and remedies provided herein with respect to such defective Service.

8.3 Termination by Change Healthcare. If Connect LLC fails to make in full any payment required under this Agreement (except if the payment is subject to a Dispute), and the failure to pay is not cured within thirty (30) days of receiving written notice thereof from Change Healthcare, Change Healthcare may elect, at its sole discretion, to either terminate this Agreement or suspend the provision of any or all of the Services. In addition, in the event of a material breach by Connect LLC or its Affiliates of any of its other obligations under this Agreement, and failure by Connect LLC to remedy such breach in all material respects within ninety (90) days after receipt of written notice of the breach, Change Healthcare may terminate the Service(s) affected by such uncured breach or suspend its performance of such affected Service(s).

8.4 Termination by Either Party. In addition, either Party may terminate this Agreement (and Change Healthcare may suspend its performance of any or all of the Services) by providing written notice to the other Party in the event of the dissolution, termination of existence, liquidation, filing for bankruptcy or similar protection or insolvency of the other Party.

8.5 Effect of Termination. Upon expiration or termination of this Agreement for any reason, Change Healthcare will no longer be obligated to provide the Services, and Connect LLC will no longer be obligated to pay for such Services, except with respect to any Service Fees and any other applicable fees and reimbursable expenses incurred up to the date of termination or expiration (all such fees, including any applicable late fees, will become immediately due and payable by Connect LLC to Change Healthcare upon the effective date of such termination). In the event of expiration or termination of this Agreement or any particular Service in accordance with the provisions of this Agreement (including the Service Schedules), Change Healthcare will not be liable to Connect LLC for any compensation, reimbursement or damages on account of any expenditures or investments made in connection with replacing any expired or terminated Services, or on account of loss of prospective profits or anticipated sales or any commitments made in connection with this Agreement or the anticipation of extended performance of this Agreement. Any termination or expiration of this Agreement shall not affect any right to recover for breaches or indemnification claims arising prior to the termination or expiration of this Agreement.

8.6 Survival. The following provisions of this Agreement will survive any such termination or expiration: Section 2.4, Section 2.5, Article 3, Article 4, Section 5.3, Article 6, Article 7, Article 8 and Article 9.

Change Healthcare Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

ARTICLE 9

MISCELLANEOUS

9.1 Entire Agreement; Assignment; Successors. This Agreement, the Contribution Agreement and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof. This Agreement may not be assigned by operation of law or otherwise; provided, however, that: (a) either Party may assign any or all of its rights and obligations under this Agreement to any of its direct or indirect wholly-owned Subsidiaries or to any entity of which such Party is a direct or indirect Subsidiary thereof or to any other wholly-owned Subsidiary of such parent entity; (b) any Services performed by Change Healthcare or one of its Affiliates may be assigned to the acquiring party in connection with a change of control of some or all of the Change Healthcare business, group or the like responsible for delivering such assigned Service to the counterparty of such change of control transaction; and (c) Connect LLC may assign any of its rights and obligations under this Agreement in connection with the sale of all or substantially all of the assets of the Connect Business or a business combination transaction involving Connect LLC; provided, that any assignment pursuant to the foregoing clauses (a), (b) or (c) will not relieve the assigning party of its obligations under this Agreement. Any purported assignment of this Agreement in contravention of this Section 9.1 will be null and void and of no force or effect. Subject to the preceding sentences of this Section 9.1, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

9.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transaction contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a mutually acceptable manner, in order that the Agreement will be performed as originally contemplated to the fullest extent possible.

9.3 Notices. All notices and other communications hereunder will be in writing and will be deemed duly given (i) on the date of delivery if delivered personally, (ii) upon electronic confirmation of receipt by facsimile if by facsimile, (iii) on the date delivered if sent by email (provided confirmation of email receipt is obtained), (iv) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier or (v) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. In addition to the requirements of the immediately foregoing sentence, a copy (which copy will not constitute notice) of all notices and other communications hereunder will be sent by email. All notices hereunder will be delivered to the addresses set forth below:

Change Healthcare Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

9.3.1 if to Connect LLC:

eRx Network, LLC 100 Lexington Street, Suite 400 Fort Worth, TX 76102 Attention: Mark Doerr Chief Executive Officer Fax: (615) 340-6049 Email: [Email Address]

with a copy to (which copy will not constitute notice):

eRx Network, LLC 3055 Lebanon Road, Suite 1000 Nashville, TN 37214 Attention: Colin Ford Vice President & General Counsel Fax: (615) 340-6049 Email: [Email Address]

9.3.2 if to Change Healthcare:

Change Healthcare, Inc. 3055 Lebanon Pike, Suite 1000 Nashville, TN 37214 Attention: Doug Hebenthal Senior Vice President – Product Development Facsimile: ____________________ Email: [Email Address]

with a copy to (which copy will not constitute notice):

Change Healthcare, Inc. 3055 Lebanon Pike, Suite 1000 Nashville, TN 37214 Attention: General Counsel Facsimile: (615) 340-6153 Email:

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

9.4 Attorneys’ Fees. In the event an action is brought to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees and costs in an amount to be fixed by the court.

9.5 Governing Law. This Agreement and all disputes related thereto will in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Delaware.

Change Healthcare Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

9.6 Submission to Jurisdiction. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the U.S. located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement or any disputes related thereto, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement of this Agreement, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The Parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 9.3 as permitted by Applicable Law, will be valid and sufficient service thereof. The Parties agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

9.7 Interpretation; Article and Section References. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All references in this Agreement to Articles, Sections, subsections, clauses, Annexes, Exhibits and Schedules are references to Articles, Sections, subsections, clauses, Annexes, Exhibits and Schedules, respectively, in and to this Agreement, unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The words “include” or “including” mean “include, without limitation,” or “including, without limitation,” as the case may be, and the language following “include” or “including” will not be deemed to set forth an exhaustive list. The word “or” will not be limiting or exclusive. References to days are to calendar days; provided, that any action otherwise required to be taken on a day that is not a Business Day will instead be taken on the next Business Day. As used in this Agreement, the singular or plural number will be deemed to include the other whenever the context so requires. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.

9.8 No Third-Party Beneficiaries. This Agreement will be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except as expressly provided herein in ARTICLE 6, nothing in this Agreement is intended to or will confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

9.9 Counterparts; Electronic Signature. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original but all of which will constitute one and the same agreement. This Agreement may be executed by facsimile or electronic signature in portable document format (.pdf) and a facsimile or electronic signature in portable document format (.pdf) will constitute an original for all purposes.

9.10 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by an authorized representative of each of the Parties.

Change Healthcare Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

9.11 Waivers. No failure or delay of a Party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any Party to any such waiver will be valid only if set forth in a written instrument executed and delivered by such Party.

9.12 No Presumption Against Drafting Party. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.13 Force Majeure. In the event that either Party is prevented from performing its obligations pursuant to this Agreement because of any act of God; unavoidable accident; fire; epidemic; strike, lockout or other labor dispute; war, attack, riot or civil commotion; act of public enemy; enactment of any rule, law, order or act of government or governmental instrumentality (whether federal, state, local or foreign); interruption of or delay in telecommunications or third-party services or hacker activities (provided, that the Party has employed protections and methods customarily employed in the industry to prevent and dissuade hacker activities); or other cause of a similar or different nature beyond either Party’s control (a “Force Majeure Event”), such Party will be excused from performance hereunder during the continuance of such Force Majeure Event. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such Force Majeure Event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure Event; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable (and in no event later than the date that the affected Party resumes providing analogous services to, or otherwise resumes analogous performance under any other agreement for, itself, its Affiliates or any third party) unless this Agreement has previously been terminated. If any Force Majeure Event prevents, hinders, or delays the performance of the Services by Change Healthcare, Connect LLC shall be (i) relieved of the obligation to pay any Service Fees for the affected Service(s) throughout the duration of such Force Majeure Event and (ii) may procure the affected Services from an alternate source (with Change Healthcare reimbursing Connect LLC for the cost of procuring the affected Services from such alternate source) throughout the duration of such Force Majeure Event, and Change Healthcare shall cooperate in good faith with, provide any required information to, and take such other action as may be reasonably required to enable such alternate source to provide the affected Services, provided, that if such Force Majeure Event continues for a period of two months or more, either Party will have the right to terminate this Agreement or the portion of the affected Services effective at any time during the continuation of such condition by giving the other Party at least thirty (30) days’ notice to such effect.

Change Healthcare Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

9.14 Relationship of the Parties. The Parties each acknowledge and agree that they are separate entities, each of which has entered into this Agreement for its own independent business reasons. Each of Connect LLC and Change Healthcare and their respective Affiliates and any Change Healthcare employee or contractor performing Services (i) will, for all purposes, be considered independent contractors with respect to the Party receiving the Services, (ii) will not be considered an employee, employer, agent, principal, partner or joint venturer of the Party receiving the Services and (iii) will not be authorized by, or shall have responsibility under, this Agreement to manage the affairs or the business of the Party receiving the Services.

9.15 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably and would suffer unreasonable hardship in the event any of the provisions of this Agreement or the Service Schedule are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the Parties agrees that, without posting bond or other undertaking, the other Party will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement or the Service Schedule and to enforce specifically this Agreement and the Service Schedule and the terms and provisions hereof and thereof in any claim instituted in any court specified in Section 9.6 in addition to any and all other rights and other remedies at law or in equity and all such rights and remedies will be cumulative. Each of the Parties further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate or that the balance of hardships between the Parties makes an equitable remedy unwarranted.

[Signature Page Follows]

Change Healthcare Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CHANGE HEALTHCARE, INC.

By:	/s/ Gregory T. Stevens
Name:	Gregory T. Stevens
Title:	General Counsel and Secretary

ERX NETWORK, LLC

By:	/s/ Colin Ford
Name:	Colin Ford
Title:	Vice President and General Counsel

[Signature Page — Transition Services Agreement — CHC to Echo Connect]

Change Healthcare Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

ANNEX A

DEFINITIONS

The following terms shall have the meanings specified below when used in this Agreement:

“Action” has the meaning set forth in the Contribution Agreement.

“Affiliate” has the meaning set forth in the Contribution Agreement.

“Applicable Law” has the meaning set forth in the Contribution Agreement.

“Business Day” has the meaning set forth in the Contribution Agreement.

“Change Healthcare IP” means all Intellectual Property Rights proprietary to Change Healthcare and/or its third-party licensors.

“Closing” has the meaning set forth in the Contribution Agreement.

“Closing Date” has the meaning set forth in the Contribution Agreement.

“Connect Assets” has the meaning set forth in the Contribution Agreement.

“Connect Business” has the meaning set forth in the Contribution Agreement.

“Connect LLC Data” means all information, records, documentation or data (including historical data) regarding Connect LLC, Connect LLC’s Affiliates and Customers that Change Healthcare accesses, acquires, develops or derives in connection with its performance of Services hereunder.

“Customers” means current, prospective and future customers of the Connect Business to which Connect LLC provides Echo Connect Products during the Transition Services Period.

“Derivative Work(s)” means all code, software and other intellectual property which is based on the Echo Connect Products or portions thereof, including without limitation, any Updates, Enhancements, improvements, new versions, revisions, modifications, translations, abridgements, condensations, expansions, or any other work using, incorporating, added to, or based on Echo Connect Products.

“Echo Connect Products” means the software products used in connection with the Connect Business and contributed by Change Healthcare Solutions, LLC to Connect LLC pursuant to the Contribution Agreement and identified in Annex I to the Contribution Agreement.

“Enhancement” means any modification, addition or new version or release to or of the Echo Connect Product that do not constitute Updates made in the ordinary course of supporting Customers and operating the Connect Business.

“Intellectual Property Right(s)” has the meaning set forth in the Contribution Agreement.

Annex A - 1

Change Healthcare Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

“Person” has the meaning set forth in the Contribution Agreement.

“Subsidiary(ies)” has the meaning set forth in the Contribution Agreement.

“Tax” has the meaning set forth in the Contribution Agreement.

“Transaction Documents” has the meaning set forth in the Contribution Agreement.

“Update” means any bug fix, modification, maintenance release, patch or other update of the Echo Connect Products necessary to maintain the Echo Connect Products as required to meet the Performance Standards.

The following terms have the meanings defined for such terms in the Sections set forth below:

Agreement	Introductory Paragraph
Change Healthcare	Introductory Paragraph
Change Healthcare Indemnitees	Section 6.1.1
Change Healthcare Systems	Section 4.4.1
Cooperation	Section 1.6
Confidential Information	Section 4.1
Connect Holdings	Recitals
Connect LLC	Introductory Paragraph
Connect LLC Indemnitees	Section 6.1.2
Connect LLC Systems	Section 4.4.2
Contribution Agreement	Recitals
Damages	Section 6.1.1
Developed Intellectual Property	Section 3.3
Discloser	Section 4.1
Dispute	Section 2.3
Executive Sponsor	Section 1.5
Exit Transition Services	Section 1.10
Indemnified Party	Section 6.3
Indemnifying Party	Section 6.3
Force Majeure Event	Section 9.13
Omitted Service	Section 1.3
Party or Parties	Recitals
Performance Standards	Section 1.2
Project Manager	Section 1.4
Recipient	Section 4.1
Service(s)	Section 1.1
Service Fees	Section 2.1
Service Interruption	Section 1.2
Service Schedule(s)	Section 1.1
Stockholder	Section 4.2
Substitute Services	Section 1.8.1
Transfer Taxes	Section 2.4
Transition Services Period	Section 8.1
TSA Steering Committee	Section 1.5

Annex A - 2